Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is entered into as of this 5th day of November, 2012 (the “First Amendment Execution Date”), by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and OMEROS CORPORATION, a Washington corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of January 27, 2012 (as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 201 Elliott Avenue West in Seattle, Washington (the “Building”);

B. WHEREAS, Tenant desires to exercise a Third Floor Expansion Option, as further described in Article 45 of the Lease; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this First Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this First Amendment, is referred to herein as the “Amended Lease.”

2. First Expansion Premises. Effective as of the First Expansion Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately thirteen thousand three hundred sixty-three (13,363) additional square feet of Rentable Area located on the third (3rd) floor of the Building, as shown on Exhibit A attached hereto (the “First Expansion Premises”). From and after the First Expansion Commencement Date, the term “Premises,” as used in the Amended Lease, shall mean the Original Premises plus the First Expansion Premises, for a total of seventy-seven thousand eight hundred forty-six (77,846) square feet of Rentable Area.

3. First Expansion Term. The term of the Amended Lease with respect to the First Expansion Premises (as the same may be earlier terminated in accordance with the Amended Lease, the “First Expansion Term”) shall commence on the actual First Expansion Commencement Date (as defined in Section 4 of this First Amendment) and expire on the Term Expiration Date (as defined in the Lease), subject to earlier termination of the Amended Lease as provided in the Amended Lease.

4. Possession and First Expansion Commencement Date.

4.1. Landlord shall use commercially reasonable efforts to tender possession of the First Expansion Premises to Tenant by May 15, 2013 (the “Estimated First Expansion Commencement Date), with the work (the “First Expansion Improvements”) described on Exhibit B attached hereto Substantially Complete. Tenant agrees that, in the event such work is not Substantially Complete on or before the Estimated First Expansion Commencement Date for any reason, then (a) this First Amendment shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and (c) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Share of Operating Expenses, in each case with respect to the First Expansion Premises, until the actual First Expansion Commencement Date occurs. Notwithstanding anything in the Amended Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of any Excusable Delays.

4.2. The “First Expansion Commencement Date” shall be the day Landlord tenders possession of the First Expansion Premises to Tenant with the First Expansion Improvements Substantially Complete. If delivery of possession is delayed by any action or inaction of Tenant or its agents, employees or contractors, then the First Expansion Commencement Date shall be the date that the First Expansion Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual First Expansion Commencement Date within ten (10) days after Tenant takes occupancy of the First Expansion Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the First Expansion Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the First Expansion Premises required for the Permitted Use by Tenant shall not serve to extend the First Expansion Commencement Date.

4.3. In the event that Landlord permits (in Landlord’s sole and absolute discretion) Tenant to enter upon the First Expansion Premises prior to the First Expansion Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 of the Lease are in effect, and such entry shall be subject to all the terms and conditions of the Amended Lease other than the payment of Base Rent or Tenant’s Share of Operating Expenses, in each case with respect to the First Expansion Premises; and provided that, if the First Expansion Commencement Date is delayed due to such early access, then the First Expansion Commencement Date shall be the date that the First Expansion Commencement Date would have occurred but for such delay.

4.4. Landlord shall cause the First Expansion Improvements to be constructed in the First Expansion Premises at a cost to Landlord not to exceed One Million Eight Hundred Six Thousand Two Hundred Nine Dollars ($1,806,209) (the “First Expansion Allowance”). The First Expansion Allowance may be applied to the costs of (a) construction, (b) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (c) building permits and other taxes, fees, charges and levies by Governmental

Authorities for permits or for inspections of the First Expansion Improvements, and (d) costs and expenses for labor, material, equipment and fixtures. In no event shall the First Expansion Allowance be used for, and in no event shall the First Expansion Improvements be deemed to include, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Amended Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.5. To the extent that the actual cost of the First Expansion Improvements exceeds the First Expansion Allowance (such excess, the “Excess Costs”), Landlord shall pay such Excess Costs; provided, however, that Base Rent (for the entire Premises (i.e., the Original Premises plus the First Expansion Premises)) shall be increased to include the Excess Costs amortized over the First Expansion Term (not taking into account any permitted extensions) at a rate of eight percent (8%) annually. The amount by which Base Rent (for the entire Premises (i.e., the Original Premises plus the First Expansion Premises)) shall be increased shall be determined (and Base Rent (for the entire Premises (i.e., the Original Premises plus the First Expansion Premises)) shall be increased accordingly) as of the First Expansion Commencement Date and, if such determination does not reflect the final amount of Excess Costs, shall be determined again as of the date that Landlord pays the final invoice with respect to the First Expansion Improvements, with Tenant paying (on the next succeeding day that Base Rent is due under the Amended Lease (the “Excess Cost True-Up Date”)) any underpayment of the further adjusted Base Rent (for the entire Premises (i.e., the Original Premises plus the First Expansion Premises)) for the period beginning on the First Expansion Commencement Date and ending on the Excess Cost True-Up Date.

4.6. In the event the actual cost of the First Expansion Improvements is less than the First Expansion Allowance (such difference, the “Allowance Shortfall”), Tenant shall be entitled to request additional work (the “Shortfall Work”) to be performed to the Premises, provided that the cost of the Shortfall Work does not exceed the Allowance Shortfall. Provided that the Shortfall Work falls within the categories set forth in Sections 4.4(a), 4.4(b), 4.4(c) or 4.4(d), and the cost of the Shortfall Work does not exceed the Allowance Shortfall, Landlord shall cause the Shortfall Work to be performed in the Premises. In the event the actual cost of the Shortfall Work exceeds the Allowance Shortfall, Base Rent (for the entire Premises (i.e., the Original Premises plus the First Expansion Premises)) shall be increased to include such excess costs in the same manner as set forth in Section 4.5. Tenant shall have until December 31, 2013 (the “Allowance Deadline”), to expend the unused portion of the First Expansion Allowance, after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused First Expansion Allowance entitle Tenant to a credit against Rent payable under the Amended Lease.

4.7. Tenant acknowledges that the First Expansion Improvements Narrative (as set forth in Exhibit B), provides Tenant with certain decision making options related to the design and construction of the First Expansion Improvements (“Tenant Decisions”). In the event any Tenant Decisions (including any delay in making any Tenant Decisions) cause Substantial Completion of the First Expansion Improvements to be delayed, such delay shall be deemed an Excusable Delay. In addition, Landlord shall not be required to proceed with any portion of the

First Expansion Improvements that are dependent upon Tenant Decisions until Tenant has made the applicable Tenant Decisions, and any delay in Substantial Completion as a result thereof shall be deemed an Excusable Delay.

4.8. Notwithstanding anything to the contrary in the Amended Lease, the term “Tenant Improvements” in Sections 17.7, 17.9, 17.11, 22.4 and 31.5 of the Lease shall include the First Expansion Improvements, the Additional Scope (as defined below) and any Shortfall Work.

5. Additional Scope. In addition to the First Expansion Improvements, Landlord shall perform the work (the “Additional Scope”) described on Exhibit D attached hereto at a cost (the “Additional Scope Cap”) to Landlord not to exceed Eight Hundred Fourteen Thousand Four Hundred Fifty-One Dollars ($814,451), as further detailed on Exhibit D. For purposes of clarity, portions of the Additional Scope are items that are included in (and not in addition to) the Tenant Improvements described in Section 4.1 of the Lease. Notwithstanding anything to the contrary in the Amended Lease, any portions of the Additional Scope that (a) falls within the Tenant Improvements shall not be considered for purposes of determining (i) Substantial Completion of the Tenant Improvements or (ii) the Term Commencement Date (or both (i) and (ii)) or (b) falls within the Vibration Work shall not be considered for purposes of determining whether any rental abatement (as described in Section 4.5 of the Lease) applies as a result of Vibration Work not being complete by the Term Commencement Date, but in each case the costs for such portions shall apply against the Additional Scope Cap.

6. Isolation Table Allowance. Landlord shall make available to Tenant an allowance not to exceed One Hundred Sixty-Nine Thousand Dollars ($169,000) (the “Isolation Table Allowance”). The Isolation Table Allowance may be applied by Tenant towards the costs of purchasing and installing local isolation tables for the Sensitive Areas. Any request by Tenant for payment of the Isolation Table Allowance shall be accompanied by a Fund Request and shall be subject to the disbursement requirements and conditions set forth in Section 4.6 of the Lease. In no event shall any unused Isolation Table Allowance entitle Tenant to a credit against Rent payable under the Amended Lease. Notwithstanding anything in the Amended Lease to the contrary, Landlord shall not be obligated to pay for or perform any Vibration Work (other than the Isolation Table Allowance) with respect to the Sensitive Areas that did not require a floating concrete floor on springs (i.e., tissue culture, robotics and mass spectrometry, as identified in Section 4.5 of the Lease and further depicted as Areas 6, 7 and 8 identified in Exhibit D of the Lease) and the Vibration Work with respect to the aforementioned Sensitive Areas shall be deemed complete on the Term Commencement Date. Notwithstanding anything to the contrary in the Amended Lease, the local isolation tables purchased or installed with the Isolation Table Allowance shall be and remain the property of Landlord and shall not be removed by Tenant. The immediately preceding sentence shall survive the expiration or earlier termination of the Amended Lease.

7. Base Rent. Tenant shall pay to Landlord as Base Rent for the First Expansion Premises, commencing on the First Expansion Commencement Date, the following sums (subject to adjustment under the Amended Lease):

Months of Term*	Square Feet of Rentable Area		Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
First Expansion Commencement Date-Month 12	13,363		$0.00	$0.00	$0.00
Months 13-24	13,363	**	$50.48	$43,589	$523,074
Months 25-36	13,363		$50.37	$56,095	$673,135
Months 37-48	13,363		$51.53	$57,379	$688,545
Months 49-60	13,363		$52.71	$58,695	$704,339
Months 61-72	13,363		$53.92	$60,044	$720,529
Months 73-84	13,363		$55.16	$61,427	$737,123
Months 85-96	13,363		$56.43	$62,844	$754,131
Months 97-108	13,363		$57.74	$64,297	$771,565
Months 109-120	13,363		$59.08	$65,786	$789,435
Months 121-132	13,363		$60.45	$67,313	$807,752
Months 133-144	13,363		$61.85	$68,877	$826,527
Months 145-156	13,363		$63.29	$70,481	$845,771
Months 157-168	13,363		$64.77	$72,125	$865,496
Months 169-180	13,363		$66.28	$73,810	$885,714

*	All months referred to in the above table are in reference to the Term, as defined in the Lease (as opposed to the First Expansion Term).
**	Base Rent for months 13-24 of the Term (with respect to the First Expansion Premises) shall be calculated based on ten thousand three hundred sixty-two (10,362) square feet of Rentable Area; provided, however, that Tenant shall have full access to the entire First Expansion Premises for the Permitted Use.

8. Pro Rata Share. Tenant’s Pro Rata Share of the Project with respect to the First Expansion Premises shall be 8.84%. As of the First Expansion Commencement Date, Tenant’s Pro Rata Share of the Project for the entire Premises shall be 51.49%; provided that, as a result of Tenant’s partial Operating Expense abatement set forth in Section 2.2 of the Lease, Tenant’s Pro Rata Share of the Project from the First Expansion Commencement Date through month twenty-four (24) of the Term (as defined in the Lease) shall be 39.92%.

9. Condition of First Expansion Premises. Except as expressly set forth in the Amended Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the First Expansion Premises, the Building or the Project, or with respect to the suitability of the First Expansion Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that, subject to Landlord’s representations and warranties contained in the Lease, along with Landlord’s ongoing maintenance and repair obligations set forth in the Lease, (a) it is fully familiar with the condition of the First Expansion Premises and agrees to take the same in its condition “as is” as of the First Expansion Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the First Expansion Premises for Tenant’s occupancy or to pay for or construct any improvements to the First Expansion Premises, except with respect to the First Expansion Improvements, that certain portion of the Additional Scope applicable to the First Expansion Premises and any Shortfall Work. Upon Substantial Completion of the First Expansion Improvements, the parties shall perform a walkthrough of the First Expansion Premises and mutually agree upon any items that should be added to the punch list such that (m) the First Expansion Improvements are in compliance with Exhibit B attached hereto and (n) Landlord’s delivery obligations in the following sentence shall be satisfied. Notwithstanding anything in the Amended Lease to the contrary, Landlord agrees that, as of the First Expansion Commencement Date, (y) the First Expansion Premises shall comply with all Applicable Laws and (z) all Building systems serving the First Expansion Premises shall be operational and in good condition. To the extent the First Expansion Premises do not comply with Applicable Laws or any Building system serving the First Expansion Premises is not operational and in good condition, in each case as of the First Expansion Commencement Date, Landlord shall promptly correct the same at its sole cost.

10. Security Deposit. The Security Deposit shall be increased in the amount of One Hundred Sixteen Thousand Five Hundred Sixty-Nine Dollars ($116,569), for a total Security Deposit of Six Hundred Seventy-Nine Thousand Sixty-Nine Dollars ($679,069), and the increase shall be payable to Landlord on or before the date that is one (1) week after the First Amendment Execution Date.

11. Second Floor Expansion Option. In accordance with Section 45.2 of the Lease, as a result of Tenant exercising a Third Floor Expansion Option prior to the Term Commencement Date, Tenant shall receive a Second Floor Expansion Option on approximately nineteen thousand four hundred four (19,404) square feet of Rentable Area depicted on Exhibit E attached hereto (such space, Second Floor Expansion Space, as defined in Section 45.2 of the Lease). Any exercise of the aforementioned Second Floor Expansion Option shall be for the entirety of the aforementioned Second Floor Expansion Space, shall be exercisable as set forth in Section 45.3 of the Lease and shall otherwise be in accordance with Article 45 of the Lease.

12. Sales Tax Deferral. Sales and Use Tax otherwise applicable to the First Expansion Improvements, the Additional Scope and any Shortfall Work may be eligible for the Tax Deferral. Any such eligible construction shall be included in the term “Qualifying Investment.” Any Tax Deferral received as a result of work in connection with this First Amendment shall be included in the Actual Deferral and shall be subject to Section 4.7 of the Lease; provided, however, that Landlord has previously satisfied its obligation in such Section to file an application with the DOR seeking the Tax Deferral.

13. Broker.

13.1. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this First Amendment, other than Kinzer Real Estate Services and Pallis Realty Advisors Inc. (individually and collectively, “Tenant Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, including Tenant Broker, employed or engaged by it or claiming to have been employed or engaged by it. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord for the commission owed by Landlord pursuant to that certain agreement dated as of December 1, 2011 by and between Landlord and Tenant Broker (the “Tenant Broker Commission”).

13.2. Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this First Amendment, other than CBRE, Inc. (“Landlord Broker”), and agrees to indemnify, defend and hold Tenant harmless from any all cost or liability for compensation claimed by any such broker or agent, including Landlord Broker, employed or engaged by it or claiming to have been employed or engaged by it. Notwithstanding the foregoing, Landlord further agrees to indemnify, defend and hold Tenant harmless from the Tenant Broker Commission.

14. No Default. Landlord and Tenant each represent, warrant and covenant that, as of the First Amendment Execution Date, to the best of their knowledge, the other party is not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

15. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, from and after the Term Commencement Date, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Chief Executive Officer

E-mail: gdemopulos@omeros.com;

with a copy to:

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Attn: General Counsel

E-mail: mkelbon@omeros.com.

Tenant confirms that, prior to the Term Commencement Date, notices delivered to Tenant pursuant to the Amended Lease should be sent to the address set forth in Section 2.10 of the Lease.

16. Effect of First Amendment. Except as modified by this First Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this First Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this First Amendment.

17. Miscellaneous. This First Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this First Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

18. Counterparts. This First Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this First Amendment.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC,

a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

OMEROS CORPORATION,

a Washington corporation

By:	/s/ Gregory A. Demopulos
Name:	Gregory A. Demopulos, M.D.
Title:	Chairman and CEO